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Exhibit  i

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 29, 2011

MainStay VP Funds Trust 51 Madison Avenue New York, NY 10010

Re:           MainStay VP Funds Trust
(File Nos. 002-86082 and 811-03833-01)

Ladies and Gentlemen:

We have acted as counsel for MainStay VP Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest, par value $0.001 per share, divided into several series and classes.  In connection with the Registration Statement, the Trust has expressly adopted the registration statement of MainStay VP Series Fund, Inc. as its own for all purposes under the 1933 Act and the 1940 Act pursuant to Rule 414 under the 1933 Act.  We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and we are familiar with the Trust’s Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the Trust’s shares, as currently divided into series and classes and as may be divided in the future, all in accordance with the Trust’s Declaration of Trust, proposed to be sold pursuant to its Registration Statement, as filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Trust, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States.  We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction.  The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

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April 29, 2011 Page 2

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of our name in the Trust’s Registration Statement, unless and until we revoke such consent.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP